Exhibit 4.2

Execution Version

OMNIBUS INVESTOR AGREEMENT

This Omnibus Investor Agreement (this “Agreement”) is made and entered into on and as of September 27, 2021 (the “Effective Date”), by and among LC9 Connected Holdings, LP, a Delaware limited partnership, (“L Catterton”), Icon Preferred Holdings, L.P. (“Pamplona” and together with L Catterton, the “Institutional Investors”), Scott R. Watterson, an individual residing in River Heights, UT (“Watterson”), SW ICON LLC, a Delaware limited liability company (together with Watterson, “SW”), Gary E. Stevenson, an individual residing in Bountiful, UT (“Stevenson”), GS ICON LLC, a Delaware limited liability company (together with Stevenson, “GS”), Robert C. Gay, an individual residing in Wellington, FL (“Robert Gay”), BG ICON LLC, a Nevada limited liability company, BG ICON II LLC, a Delaware limited liability company (together with Robert Gay, “BG”), Wen-Chung Ko, an individual residing in Yaoyuan Hsien, Taiwan (“Ko” and together with SW, GS, BG and the Institutional Investors, the “Investors”) and iFIT Health & Fitness Inc (f/k/a HF Holdings, Inc.), a Delaware corporation (the “Company”).

RECITALS

WHEREAS, reference is hereby made to (a) that certain Amended and Restated Investors’ Agreement, dated as of October 2, 2020, by and among L Catterton, Pamplona, SW, the Company and the other investors party thereto (the “Investors’ Agreement”), (b) that certain Securities Purchase Agreement, dated as of October 2, 2020, by and among L Catterton, Pamplona the Company (the “Preferred SPA”), (c) that certain subordinated promissory note issued to Pamplona on November 29, 2019 (the “Pamplona Note”) and (d) the Fourth Amended and Restated Certificate of Incorporation of the Company, filed on March 17, 2021, with the Secretary of State of the State of Delaware (as amended, “Company COI” and together with the Investors’ Agreement, the Preferred SPA and the Pamplona Note, the “Stockholder Agreements”);

WHEREAS, pursuant to the Pamplona Note, Pamplona is the holder of a subordinated promissory note with a principal balance equal to $200,000,000 (subject to increase for any PIK Payment (as defined in the Pamplona Note)) accruing interest at the rate of seven percent (7%) per annum (subject to increase as set forth therein), which such balance is payable on the conditions set forth in the Pamplona Note, including in connection with an Initial Public Offering (as defined in the Investors’ Agreement) and, in connection with an Initial Public Offering, Pamplona is entitled to the payment of the specified entitlements accrued in accordance with the terms of the Pamplona Note (such entitlement, the “Pamplona Note IPO Entitlement” and such amount determined as of any applicable date of determination and without reduction for any cash paid in respect thereof pursuant to this Agreement, the “Pamplona Note IPO Entitlement Amount”);

WHEREAS, pursuant to the Preferred SPA, each of the Institutional Investors purchased certain shares of Preferred Stock, $0.001 par value per share, of the Company (the “Preferred Stock”), which, among other things, are entitled to receive, in connection with an Initial Public Offering that is consummated on or prior to September 30, 2021, in respect of all but not less than all of the shares of Preferred Stock, a price equal to 125% of the Liquidation Value (as defined in the Company COI) of each such share of Preferred Stock, which, if an Initial Public Offering is not consummated on or prior to September 30, 2021, such price increases by an amount equal to 5% of the Liquidation Value on October 1, 2021 and on each six (6)-month anniversary of October 1, 2021 until the applicable mandatory prepayment event occurs (such entitlement, the “Preferred Stock IPO Entitlement,” such event, the “Preferred Stock Entitlement Event” and the amount thereof, as of any applicable date of determination and without reduction for any cash or stock paid or issued in respect thereof pursuant to this Agreement, the “Preferred Stock IPO Entitlement Amount”);

WHEREAS, (a) pursuant to a Board of Directors resolution dated May 28, 2021, Watterson is entitled to a cash payment in an amount equal to $35,000,000, contingent upon the consummation of an initial public offering (the “CEO Existing Entitlement Amount”) and (b) subject to the satisfaction of the conditions set forth in Section 8.8 of the Investors’ Agreement, the Board of Directors pursuant to a resolution dated September 14, 2021 has approved an award to the chief executive officer of $50,000,000, consisting of a grant of a restricted unvested interest in a 2021 IPO Convertible Note (as defined herein), pursuant to a Restricted Property Award Agreement to be dated as of the date of issuance of the 2021 IPO Convertible Notes (the “Award Agreement”) (such amount, the “CEO Restricted Award Amount” and, together with the CEO Existing Entitlement Amount, the “CEO IPO Award Amount”); and

WHEREAS, on August 31, 2021, Board of Directors of the Company authorized and caused to file that certain Registration Statement on Form S-1 (File No. 333-259220) relating to the offer and sale of shares of the Company’s common stock in an underwritten initial public offering (“2021 IPO”).

NOW, THEREFORE, in consideration of the representations and warranties, covenants and other obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”) hereby agree as follows:

ARTICLE 1

DISTRIBUTION OF IPO PROCEEDS

1.1 Agreement Regarding the Distribution of IPO Proceeds. The Parties hereby acknowledge and agree that, notwithstanding anything in the Stockholder Agreements or any other governing documents of the Company or its Subsidiaries to the contrary, one hundred (100%) percent of the proceeds received by the Company in connection with the consummation of the 2021 IPO (and subject to the occurrence thereof) shall be used and/or distributed as follows:

(a) in the case that the 2021 IPO results in proceeds to the Company in an amount equal to or less than $465,000,000 after deducting fees and expenses payable by the Company to its third party advisors in connection with the 2021 IPO (including underwriting fees and expenses), the Company shall retain any such proceeds;

(b) in the case that the 2021 IPO results in proceeds to the Company in an amount greater than $465,000,000 after deducting fees and expenses payable by the Company to its third party advisors in connection with the 2021 IPO (including underwriting fees and expenses), and the aggregate gross size of the 2021 IPO does not equal or exceed $700,000,000 (prior to deduction for fees and expenses payable by the Company to its third party advisors in connection with the 2021 IPO (including underwriting fees and expenses)), the Company shall, in the following order of priority, (i) retain an amount of such proceeds equal to (A) $465,000,000 plus (B) all fees and expenses payable by the Company to its third party advisors in connection with the 2021 IPO (including underwriting fees and expenses), (ii) use an amount up to $35,000,000 to repay the CEO Existing Entitlement Amount and (iii) use the remainder of such proceeds to repay all or any portion of the Pamplona IPO Note Entitlement Amount owed to Pamplona under the Pamplona Note;

(c) in the case that the 2021 IPO results in gross proceeds to the Company in an amount greater than $700,000,000 (prior to deduction for fees and expenses payable by the Company to its third party advisors in connection with the 2021 IPO (including underwriting fees and expenses)) (such IPO, a “High Proceeds IPO”), the Company shall, in the following order of priority, (i) retain an amount of such proceeds equal to (A) $465,000,000 plus (B) all fees and expenses payable by the Company to its third party advisors in connection with the 2021 IPO (including underwriting fees and expenses), (ii) use an amount up to $35,000,000 to repay the CEO Existing Entitlement Amount and (iii) use the remainder of such proceeds as follows: (A) eighty percent (80%) of the remainder of such proceeds shall be used by the Company to pay all or any portion of the Pamplona IPO Note Entitlement Amount to Pamplona under the Pamplona Note, until Pamplona has received an amount of payment of the Pamplona IPO Note Entitlement Amount equal to $300,000,000 and (B) twenty percent (20%) of the remainder of such proceeds shall be used by the Company to pay amounts to the Institutional Investors in respect of the Preferred Stock IPO Entitlement Amount (but subject to Section 1.1(d)); provided, that if additional proceeds from the 2021 IPO are available to the Company after deducting all amounts to be retained or used by the Company pursuant to clauses (i), (ii) and (iii) of this Section 1.1(c), such remaining proceeds shall be used by the Company as additional amounts to be paid to L Catterton in respect of the Preferred Stock IPO Entitlement Amount (but subject to Section 1.1(d));

(d) any amounts payable in cash to the Institutional Investors in connection with the consummation of the 2021 IPO pursuant to Section 1.1(c)(iii)(B) shall not exceed fifty percent (50%) of the Preferred Stock IPO Entitlement Amount, and shall only reduce the amount of the Preferred Stock IPO Entitlement Amount payable to the Institutional Investors in cash under the Company COI, and shall not reduce the portion of the Preferred Stock IPO Entitlement Amount to be paid in shares of common stock pursuant to Section 1.1(e); and

(e) the Company shall issue to each of L Catterton and Pamplona, in respect of fifty percent (50%) of the Preferred Stock IPO Entitlement Amount of each of L Catterton and Pamplona, common stock of the Company upon the consummation of the 2021 IPO with the number of shares of common stock of the Company issued to each of L Catterton and Pamplona, respectively, being calculated by dividing (x) fifty percent (50%) of the Preferred Stock IPO Entitlement Amount owed to L Catterton and Pamplona, respectively, by (y) an amount equal to (A) the per share offering price to the public of the Company’s common stock in connection with the 2021 IPO multiplied by (B) eighty-five percent (85%).

Exhibit A attached hereto sets forth, for illustrative purposes only, an example of the distribution of proceeds pursuant to this Section 1.1 at various potential levels of proceeds to the Company in connection with the 2021 IPO.

1.2 Convertible Note Exchange. Following the distribution of proceeds in accordance with Section 1.1:

(a) the remaining portion of the Pamplona Note IPO Entitlement Amount that is not otherwise repaid in accordance with the applicable subsection of Section 1.1 (if any) shall be cancelled in exchange for a convertible note, in the form attached hereto as Exhibit B (a “2021 IPO Convertible Note A”), with such 2021 IPO Convertible Note A having a principal balance in an amount equal to the portion of the Pamplona Note IPO Entitlement Amount that is not paid in cash in accordance with the applicable subsection of Section 1.1, and, thereafter, the Company’s obligations under the Pamplona Note shall be deemed fully satisfied and performed;

(b) one hundred percent (100%) of the then-outstanding Preferred Stock shall be redeemed by the Company in exchange for a convertible note, in the form attached hereto as Exhibit C (a “2021 IPO Convertible Note B”), with any holder of Preferred Stock receiving a 2021 IPO Convertible Note B with a principal balance equal to (A) the Preferred Stock IPO Entitlement Amount less (B) the portion of the Preferred Stock IPO Entitlement Amount payable in cash that is paid pursuant to Section 1.1(c) less (C) the portion of the Preferred Stock IPO Entitlement Amount payable in common stock that is paid in accordance with Section 1.1(e), and, thereafter, the Company’s obligations owed to the holders of Preferred Stock under the Company COI shall be deemed fully satisfied and performed; and

(c) the Company shall (i) pursuant to the Award Agreement grant a restricted unvested interest in a convertible note, in the form attached hereto as Exhibit D (a “2021 IPO Convertible Note C” and, together with each 2021 IPO Convertible Note A and each 2021 IPO Convertible Note B, a “2021 IPO Convertible Note”) to SW with a principal balance equal to the CEO Restricted Award Amount and (ii) issue a 2021 IPO Convertible Note C to SW with a principal balance equal to the remaining portion of the CEO Existing Entitlement Amount that is not otherwise paid in cash accordance with the applicable subsection of Section 1.1 (if any), thereafter, any obligation of the Company under the Investors’ Agreement, including if applicable Section 8.8 thereunder, with respect to the CEO IPO Award Amount shall be deemed fully satisfied and performed.

Exhibit A attached hereto sets forth, for illustrative purposes only, an example of the issuances of 2021 IPO Convertible Note pursuant to this Section 1.2 at various potential levels of proceeds to the Company in connection with the 2021 IPO.

1.3 Greenshoe Exercise.

(a) In connection with, but prior to, the consummation of the 2021 IPO (the “2021 IPO Closing”), the Company shall enter into a customary underwriting agreement with each of the underwriters party thereto providing, among other things, that the underwriters may purchase from the Company, at the election of the underwriters, for an agreed period of time following the IPO Closing (such election, the “Greenshoe Exercise”), an additional number of the Company’s common stock as determined in accordance with the underwriting agreement (any such proceeds from the Greenshoe Exercise, the “Greenshoe Proceeds”). Notwithstanding anything to the contrary in this Section 1.3, in the event that the Greenshoe Exercise occurs in whole or in part such that any portion of the Greenshoe Proceeds are received at the initial 2021 IPO Closing, then such portion of the Greenshoe Proceeds will be used together with the other proceeds as described in Section 1.1 (with such adjustments so that the parties will remain in the same position as if the distribution of Greenshoe Proceeds had been made as set forth in this Section 1.3), and any portion of Greenshoe Proceeds received after the initial 2021 IPO Closing will be used as set forth in this Section 1.3.

(b) In connection with any IPO that is not a High Proceeds IPO, the Company shall use one hundred percent (100%) of the Greenshoe Proceeds received in connection with any Greenshoe Exercise in connection therewith to prepay, in the following order of priority: (i) subject to the Award Agreement, all or a portion of the 2021 IPO Convertible Note issued to SW solely to the extent that such 2021 IPO Convertible Note was issued in respect of any portion of the CEO Existing Entitlement Amount that is not otherwise repaid in accordance with the applicable subsection of Section 1.1 (if any) and (ii) all or a portion of the 2021 IPO Convertible Notes held by Pamplona or its permitted transferees, in each case in accordance with the terms of the applicable 2021 IPO Convertible Note.

(c) In connection with any IPO that is a High Proceeds IPO, the Company shall use one hundred percent (100%) of the Greenshoe Proceeds received in connection with any Greenshoe Exercise in connection therewith to prepay, in the following order of priority: (i) subject to the Award Agreement, all or a portion of the 2021 IPO Convertible Note issued to SW solely to the extent that such 2021 IPO Convertible Note was issued in respect of any portion of the CEO Existing Entitlement Amount that is not otherwise repaid in accordance with the applicable subsection of Section 1.1 (if any) and (ii) all or a portion of the 2021 IPO Convertible Note held by each of Pamplona, L Catterton or their respective permitted transferees based on the following entitlements: (A) seventy-eight percent (78%) of any such Greenshoe Proceeds shall be used to prepay all or a portion of the 2021 IPO Convertible Notes held by Pamplona or its permitted transferees until Pamplona receives an aggregate amount, when taken together with any amounts received by it in cash under Section 1.1, equal to $300,000,000, and (B) twenty-two percent (22%) of any such Greenshoe Proceeds, plus any portion otherwise allocable to Pamplona under clause (A) but for Pamplona’s receipt of an aggregate amount, when taken together with any amounts received under Section 1.1, equal to $300,000,000, which such amounts shall be used to prepay all or a portion of the 2021 IPO Convertible Note held by L Catterton or its permitted transferees.

Exhibit A attached hereto sets forth, for illustrative purposes only, an example of the prepayments of 2021 IPO Convertible Note pursuant to this Section 1.3 at various potential levels of proceeds to the Company in connection with the 2021 IPO.

1.4 Closing; Consent to 2021 IPO.1 The transactions contemplated by this Section 1.1 shall take place upon the 2021 IPO Closing (if the 2021 IPO Closing occurs prior to termination of this Agreement), subject to satisfaction or waiver of the conditions set forth in Article 3 (including, for the avoidance of doubt, Section 3.4). Subject to compliance by the Company and the Investors (other than the Institutional Investors) with the covenants and agreements set forth in this Agreement, upon consummation of the transactions contemplated by this Agreement, each of the Institutional Investors consents to the consummation of the 2021 IPO pursuant to the Investors’ Agreement. Each of the Company and the Investors further agree that upon the 2021 IPO Closing (if the 2021 IPO Closing occurs prior to termination of this Agreement), the Investors Agreement shall be terminated and of no further effect. For the avoidance of doubt, by entering into this Agreement, the Company is not obligated to execute an underwriting agreement or otherwise proceed with the 2021 IPO.

1.5 Intended Tax Treatment.

(a) The Company and L Catterton agree to treat, for U.S. federal income tax purposes:

(i) the 2021 IPO Convertible Note issued to L Catterton pursuant to this Agreement together with the shares of common stock of the Company issued to L Catterton pursuant to Section 1.1(e) of this Agreement (and any shares of common stock of the Company issued to L Catterton pursuant to such 2021 IPO Convertible Note, but, for the avoidance of doubt, excluding the L Catterton Warrant Shares) as a single integrated security that constitutes stock that is not “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”) and the Treasury Regulations promulgated thereunder;

(ii) the L Catterton Warrant Exercise, to the extent it is regarded, as part of the transaction described in clause (iii);

(iii) the transactions contemplated by this Agreement as involving the exchange by L Catterton of the existing single integrated security represented by its Preferred Stock and the L Catterton Warrant for the single integrated security described in clause (i) and the L Catterton Warrant Shares as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code that is not taxable to L Catterton pursuant to Section 354 of the Code, except to the extent of any cash received by L Catterton pursuant to Section 1.1(c) and Section 1.3 that is required to be treated as “boot” for purposes of Section 354 and Section 356 of the Code; and

[1]

The parties acknowledge and agree that, for purposes of this Agreement, the 2021 IPO shall be deemed to have occurred on September 30, 2021 in the event the Company executes a customary underwriting agreement for the 2021 IPO prior to October 12, 2021 and the consummation of the 2021 IPO occurs within five (5) Business Days such execution.

(iv) neither L Catterton (nor any of its Affiliates) as being required to include in income any dividend income by reason of the application of Section 305 of the Code to the single integrated security described in clause (i) (or any of its component parts), except to the extent of the amount of any dividends that are declared and paid on shares of common stock of the Company issued to L Catterton pursuant to Section 1.1(e).

(b) The Company and Pamplona agree to treat:

(i) the 2021 IPO Convertible Note issued to Pamplona in respect of its Preferred Stock IPO Entitlement Amount, and the common shares issued to Pamplona in respect of its Preferred Stock IPO Entitlement Amount (together with any shares of common stock issued to Pamplona pursuant to the 2021 IPO Convertible Note issued to Pamplona in respect of the Preferred Stock IPO Entitlement Amount), but not any common shares issued pursuant to the warrant exercise provided for in Section 3.6, as a single integrated security for U.S. federal income tax purposes that constitutes stock that is not “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations promulgated thereunder;

(ii) the transfers hereunder in respect of the Pamplona Note IPO Entitlement Amount and in respect of the Preferred Stock IPO Entitlement Amount associated with the Preferred Stock held by Pamplona as separate transactions for federal, and applicable state and local, income tax purposes, with (x) the exercise pursuant to Section 3.6 hereof by Pamplona of Warrant No. 1 issued by the Company to Pamplona on November 29, 2019 treated as a separate transaction and (y) the exercise pursuant to Section 3.6 hereof by Pamplona of Warrant No. 3 issued by the Company to Pamplona on October 14, 2020 treated as part of the transaction that includes the transfers hereunder in respect of Pamplona’s Preferred Stock IPO Entitlement Amount;

(iii) the transactions contemplated by this Agreement with respect to the Preferred Stock held by Pamplona as involving the exchange by Pamplona of its Preferred Stock and the Warrant No 3 issued by the Company to Pamplona on October 14, 2020 for any cash, common stock and 2021 IPO Convertible Notes received by Pamplona in respect of the Preferred Stock IPO Entitlement Amount and the common shares issued pursuant to the exercise of Warrant No. 3 issued by the Company to Pamplona on October 14, 2020 in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code that is not taxable to Pamplona pursuant to Section 354 of the Code, except to the extent of any cash received pursuant to this Agreement in such exchange that is required to be treated as “boot” for purposes of Section 354 and Section 356 of the Code;

(iv) neither Pamplona (nor any of its Affiliates) as being required to include in income any dividend income for U.S. federal income tax purposes by reason of the application of Section 305 of the Code, except to the extent of the amount of any dividends that are declared and paid on shares of common stock of the Company held by Pamplona;

(v) the transaction contemplated by this Agreement with respect to the Pamplona Note as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code that does not involve payments treated as interest for federal income tax purposes in excess of the accrued and unpaid interest on the Pamplona Note as of the date of the exchange provided for in Section 1.2;

(vi) the 2021 IPO Convertible Note A received by Pamplona in respect of the Pamplona Note IPO Entitlement Amount as indebtedness for U.S. federal income tax purposes; and

(vii) the transactions provided for in this Agreement with respect to Pamplona as not giving rise, including for information reporting purposes, to a dividend under Section 356(a)(2) of the Code.

(c) The Company shall not withhold under Section 1441 of the Code or the Treasury Regulations thereunder in connection with the transactions contemplated by this Agreement with respect to Pamplona; provided that Pamplona provides the Company a duly executed IRS Form W-9 at or prior to the 2021 IPO Closing.

1.6 The Company, L Catterton and Pamplona agree to take no positions or actions inconsistent with the foregoing (including on IRS Form 1099 and any other tax return or tax form), unless otherwise required by a change in applicable law after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that the following statements are true and correct:

(a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to conduct its business, and to own and lease its properties and assets. The Company is properly qualified to do business as a foreign entity and is in good standing (to the extent such concept is relevant in any particular jurisdiction) in each jurisdiction in which such qualification is necessary under the applicable law in respect of the conduct of its business and the ownership of its assets.

(b) Authorization. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been authorized by all necessary action on the part of the Company and its affiliates, if applicable. No other action or approval is necessary for the execution, delivery or performance of this Agreement by the Company. The Company has full right, power, authority and capacity to execute, deliver and perform this Agreement and the other agreements and instruments contemplated hereby to which the Company is a party. This Agreement and each other agreement and instrument to be executed or delivered by the Company in connection herewith constitutes, or will constitute when executed and delivered, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c) No Conflict. Neither the execution and delivery of this Agreement or any other agreement or instrument executed and delivered in connection herewith by the Company, the consummation of the transactions contemplated hereby or thereby, or the performance by the Company or its subsidiaries of its or their respective obligations hereunder, will: (i) conflict with, or constitute or result in, a breach or default by the Company or any of its subsidiaries of (or constitute an event that, with or without the giving of notice, the obtaining of any approval or consent or the lapse of time, would result in a breach or default by the Company or any of its subsidiaries of), or give any party any right to terminate, accelerate or modify any term of or right under: (A) the Company’s or any of its subsidiaries’ organizational and governing documents; (B) any (x) judgment or order that involves the Company or (y) law, rule or regulation; or (C) other than the provisions of the ABL Credit Agreement (as defined herein) which may be breached upon consummation of the 2021 IPO and which will be waived by receipt of the Waiver and Consent (as defined herein), any contract to which the Company or any of its subsidiaries is or will be a party upon consummation of the 2021 IPO; or (ii) result in the creation or imposition of any lien or encumbrance on any of the Company’s or any of its subsidiaries’ assets.

(d) Broker. There is no broker or finder or other person entitled to a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by the Company.

(e) No Claims. There is no action, proceeding, suit, at law or in equity, or any arbitration or administrative proceeding by or before any court or other governmental entity, pending, or, to the Company’s knowledge, threatened, against the Company or any of its respective properties that could reasonably be expected to impair the ability of the Company to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

2.2 Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company that the following statements are true and correct:

(a) Authorization. The execution and delivery of this Agreement by such Investor and the performance by such Investor of its obligations hereunder have been authorized by all necessary action on the part of such Investor. No other action or approval is necessary for the execution, delivery or performance of this Agreement by such Investor. Such Investor has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby to which such Investor is a party. This Agreement and each other agreement and instrument to be executed or delivered by such Investor constitute, or will constitute when executed and delivered, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms.

(b) No Conflict. Neither the execution and delivery of this Agreement or any other agreement or instrument to be executed and delivered in connection herewith by such Investor nor the consummation of the transactions contemplated hereby or thereby nor the fulfillment by such Investor of any of the terms contemplated hereby or thereby will conflict with or result in a breach by such Investor of, or constitute a default under, or create an event that, with or without the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel, under (A) the organizational and governing documents of such Investor or (B) any judgment, order, writ, injunction, decree or demand of any governmental entity involving such Investor.

(c) Broker. There is no broker or finder or other person entitled to a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by such Investor.

ARTICLE 3

COVENANTS

3.1 Closing Deliveries by the Company. Prior to or at the 2021 IPO Closing, the Company shall have delivered the following documents to the Institutional Investors, and the Company shall use best efforts to deliver such documents to the Investors:

(a) an (i) amended and restated Certificate of Incorporation of the Company, which has been filed with the Secretary of State of the State of Delaware and is effective prior to the 2021 IPO Closing, which (A) provides for the removal of any provisions regarding, or relating to, the Preferred Stock (including (x) the preferences owed to the holders thereof, (y) the rights and obligations of the holders thereof and (z) any associated defined terms)) and (B) includes the language set forth in Exhibit E attached hereto that is entitled “Stapling Language in Company COI” and (ii) amended and restated Bylaws of the Company which (A) includes the language set forth on Exhibit E attached hereto that is entitled “Stapling Language in Bylaws of the Company,” providing for (x) the stapling of the 2021 IPO Convertible Note received by L Catterton to the common stock issued to L Catterton pursuant to Section 1.1(e) of the Agreement and (y) the stapling of the 2021 IPO Convertible Note received by Pamplona in respect of the Preferred Stock IPO Entitlement Amount to the common stock received by Pamplona in respect of the Preferred Stock IPO Entitlement Amount (but neither such language nor any other stapling language in such Bylaws shall apply to any 2021 IPO Convertible Note received by Pamplona in respect of the Pamplona Note IPO Entitlement Amount or to the common shares received on the exercise pursuant to Section 3.6 of the exercise of Warrant No. 1 and Warrant No,. 3 issued by the Company to Pamplona on November 29, 2019 and October 14, 2020, respectively) and (B) includes the language set forth on Exhibit F attached hereto, with respect to the board right provided in the 2021 IPO Convertible Notes received by Pamplona in respect of the Pamplona Note IPO Entitlement Amount; and

(b) the Registration Rights Agreement, attached hereto as Exhibit G (the “Registration Rights Agreement”), duly executed and delivered by the Company and each of the Investors (other than the Institutional Investors).

3.2 Closing Deliveries by the Investors. Prior to or at the 2021 IPO Closing, the Investors shall have delivered the Registration Rights Agreement to the Company and each of the other Investors, and each of the Investors shall use best efforts to deliver such duly executed Registration Rights Agreement to the other Investors and the Company.

3.3 Withholding Tax Forms. Prior to or at the 2021 IPO Closing, each Institutional Investor shall have delivered to the Company a duly executed IRS Form W-9.

3.4 Credit Agreement Waiver. The obligations of the Investors to consummate the transactions contemplated by this Agreement is subject to receipt by the Company on or prior to consummation of the 2021 IPO of a valid waiver and consent to the transactions contemplated by this Agreement to the extent required under that certain ABL Credit Agreement (the “ABL Credit Agreement”), dated as of May 12, 2021, by and among the Company, certain subsidiaries of the Company, Bank of America, N.A., and the other parties thereto, delivered by the Requisite Lenders (as defined therein) (the “Waiver and Consent”). The Company shall use its reasonable best efforts to obtain the Waiver and Consent prior to consummation of the 2021 IPO.

3.5 Minimum IPO Proceeds. The obligations of the Investors to consummate the transactions contemplated by this Agreement is subject to receipt by the Company, in connection with the consummation of the 2021 IPO, of gross proceeds to the Company in an amount greater than $400,000,000.

3.6 Warrant Exercise. In connection with the consummation of, but subject in all cases to the occurrence of, the 2021 IPO, (i) L Catterton desires to exercise its rights under that certain Warrant No. 2 issued by the Company to L Catterton on October 2, 2020 (such exercise, the “L Catterton Warrant Exercise” and the shares of common stock of the Company received pursuant to the exercise, the “L Catterton Warrant Shares”) and (ii) Pamplona desires to exercise its rights under each of Warrant No. 1 and Warrant No. 3 issued by the Company to Pamplona on November 29, 2019 and October 14, 2020, respectively, and, in each case, upon the exercise thereof, the Company hereby agrees to issue to each of L Catterton and Pamplona shares of common stock of the Company in accordance with the terms of the applicable warrants; provided, however, that, the number of shares of common stock of the Company available for purchase under each of Warrant No. 1, Warrant No. 2 and Warrant No. 3 shall be updated to reflect the requisite anti-dilution adjustments to which the Institutional Investors are entitled under the applicable warrants, with such number of additional shares of common stock of the Company available for purchase under the applicable warrants being determined immediately prior to the consummation of the 2021 IPO in accordance with the illustrative allocation schedule set forth on Exhibit H attached hereto (the “Illustrative Closing Allocation Schedule”). The Company acknowledges and agrees that such requisite anti-dilution adjustments to which the Institutional Investors are entitled under the applicable warrants includes, as of the date hereof, (A) (x) 5,353 shares (for Warrant No. 2) of common stock of the Company in the case of L Catterton and (y) 9,157 shares (for Warrant No. 1) and 382 (for Warrant No. 3) shares of common stock of the Company in the case of Pamplona, in each case with an exercise price per share of $342.35 (in satisfaction of certain anti-dilution adjustments to which the Institutional Investors are entitled with respect to option issuances made by the Company) and (B) in the case of L Catterton with respect to Warrant No. 2 and Pamplona with respect to Warrant No. 3, anti-dilution adjustments for the common shares issuable to Planet Fitness Holdings, LLC, a New Hampshire limited liability company (“Planet Fitness”) or any affiliate thereof pursuant to the applicable agreements between Planet Fitness and the Company.

3.7 Closing Allocation Schedule. The Company shall, in connection with the consummation of the IPO, but immediately prior to the occurrence thereof, subject to the prior written consent of each of the Institutional Investors (in each case not to be unreasonably withheld, conditioned or delayed), update the Illustrative Closing Allocation Schedule to reflect (a) the requisite price per share of common stock of the Company to be sold in connection with the 2021 IPO and (b) the updated amount of common stock of the Company available for purchase under each of Warrant No. 1, Warrant No. 2 and Warrant No. 3 taking into account the final determination of the respective anti-dilution entitlements in respect of anti-dilution adjustments in respect thereof, including under Sections 3.6(A) and (B).

3.8 Further Assurances. Without prejudice to the Company’s right to determine whether or not to proceed with the 2021 IPO or any Investor’s right to consent thereto, the Company shall use its reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as and when reasonably requested by an Investor from time to time.

ARTICLE 4

TERMINATION

4.1 Termination Events. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the 2021 IPO Closing only as follows:

(a) by mutual written consent of the Parties;

(b) by L Catterton or Pamplona, if the 2021 IPO Closing and the transactions contemplated by this Agreement shall not have occurred on or prior to October 31, 2021 (the “Outside Date”); provided, that the terminating Party under this Section 4.1(b) is not (at such time of termination) in breach of any representation, warranty, covenant or other agreement in this Agreement so as to cause any conditions to the 2021 IPO Closing not to be satisfied; or

(c) by L Catterton or Pamplona, in the event of any material breach of, or failure to perform, by the Company of any of its agreements, covenants, representations or warranties contained herein, which material breach or failure to perform (i) would result in the Company being unable to satisfy any applicable condition to the transactions contemplated by this Agreement prior to the Outside Date and (ii) (A) cannot be cured within ten (10) Business Days or (B) if curable, has not been cured by the Company within ten (10) Business Days, in each case, after another Party notifies the Company of such breach in writing.

4.2 Effect of Termination. In the event of termination of this Agreement by any Party pursuant to this Article 4, this Agreement shall become null and void and have no effect and all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except (i) nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination and (ii) the provisions of Section 5.1 (Expenses), Section 5.10 (Remedies), Section 5.12 (Applicable Law; Consent to Jurisdiction), Section 5.13 (MUTUAL WAIVER OF JURY TRIAL) and this Section 4.2 (and, to the extent applicable to the interpretation of enforcement of such provisions, Section 5.3 (Interpretation)), shall expressly survive the termination of this Agreement.

ARTICLE 5

MISCELLANEOUS

5.1 Expenses. Irrespective of whether the 2021 IPO or the transactions contemplated by this Agreement are consummated, the Company shall pay on demand, on behalf of each Institutional Investor, each Party’s reasonable costs, fees and expenses relating to the preparation, negotiation, execution, delivery and performance of its obligations under this Agreement and any of the other agreements or arrangements contemplated hereby or thereby (including, but not limited to, the 2021 IPO Convertible Notes and the Registration Rights Agreement).

5.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed notice hereunder if (a) delivered personally, (b) sent by registered or certified mail, postage prepaid, (c) sent overnight by a nationally recognized courier or (d) sent by email (with a copy sent overnight by a nationally recognized courier to follow) in accordance with the following:

If to the Company:

c/o iFit Health & Fitness Inc.

1500 South 1000 West

Logan, Utah 84321

Email:            steve@ifit.com

                        everett@ifit.com

Attention:       Steve Barr, CFO

                        Everett Smith, GC

with a copy to:

Weil, Gotshal & Manges, LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Email:            corey.chivers@weil.com

Attention:      Corey Chivers

If to L Catterton:

c/o L Catterton Management Limited

599 West Putnam Avenue

Greenwich, CT 06830

Email:            marc.magliacano@lcatterton.com;

                        jennifer.reid@lcatterton.com

                        legalnotice@lcatterton.com

Attention:       Marc Magliacano;

                        Jennifer Reid

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email:           joshua.kogan@kirkland.com

Attention:     Joshua Kogan, P.C.

If to Pamplona:

c/o Pamplona Capital Management LLC

667 Madison Avenue, 22nd Floor

New York, NY 10065

Email:            asinger@pamplonafunds.com

Attention:      Andrew Singer

with a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, 18th Floor

New York, NY 10020

Email:            mbrosse@lowenstein.com

Attention:      Michael Brosse

If to the Investors (other than the Institutional Investors):

c/o iFIT Health & Fitness Inc

1500 South 1000 West

Logan, Utah 84321

Email:            swatterson@iconfitness.com

Attention:      Scott Watterson

with a copy for informational purposes only to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Email:            corey.chivers@weil.com

Attention:      Corey Chivers

5.3 Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The phrase “at any time” shall be deemed to be followed by the words “and on one or more occasions”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified in accordance with the terms thereof. Where this Agreement states that a Person “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means such Person is legally obligated to do so in accordance with this Agreement. The word “breach” means (x) in the context of a breach of a representation and warranty, such representation and warranty was not true and correct when made and (y) in the context of a breach of a covenant or other obligation by a Person, that such Person has not complied with or performed such covenant or other obligation. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time and any reference to any law includes the rules and regulations promulgated thereunder. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The use of the words “or,” “either” and “any” shall not be exclusive. “Person” means any natural person, any corporation, limited liability company, partnership, trust or other legal entity and any governmental entity, authority or body.

5.4 Assignment. This Agreement shall bind and inure to the benefit of the Parties and their respective successors, assigns, heirs and representatives; provided, however, that none of the Parties may assign any of its rights hereunder without the prior written consent of the other Parties.

5.5 Successors. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not.

5.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile or by portable document format (.pdf) image and shall be deemed originals for all purposes hereunder.

5.7 Headings. The headings contained in this Agreement are included for convenience of reference and do not affect the meaning or interpretation of this Agreement.

5.8 Severability. If any term or provision contained herein is held by a court of competent jurisdiction or other authority to be illegal, void, unenforceable, invalid or against its public policy, the remainder of the terms and provisions contained herein shall remain in full force and effect and shall in no way be affected or impaired, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such illegal, unenforceable or invalid term or provision or any portion thereof had never been part of this Agreement.

5.9 Complete Agreement. This Agreement and those documents expressly referred to herein and therein (or attached thereto) and other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt and prior understandings, agreement, or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

5.10 Remedies. Each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce any violations of the provisions of this Agreement. It is accordingly agreed that the Investors shall be entitled to an injunction or injunctions, specific performance and/or other equitable relief to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement against the Company, in each case without posting a bond or undertaking, this being in addition to any other remedy to which such Party is entitled at law or in equity. The Company agrees that the Company will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Investors have an adequate remedy at law or that an award of an injunction or specific performance is not an appropriate remedy for any reason at law or in equity. If any action, suit or proceeding is brought to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, or to recover damages for breach of this Agreement, then, if successful in whole or in part in such action, the Investors shall be entitled to recover from the Company any and all of the costs of suit and reasonable attorneys’ fees incurred by the Investors in connection therewith, including attorneys’ fees on appeal, costs and disbursements, in addition to such other relief to which any Investor may be entitled.

5.11 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Parties.

5.12 Applicable Law; Consent to Jurisdiction.

5.12.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 5.12.2, any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein.

5.12.2 Each Party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in Section 5.2 is reasonably calculated to give actual notice.

5.13 MUTUAL WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO

ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 5.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

* * *

The undersigned have executed and delivered this Agreement as of the date first above written.

COMPANY:

IFIT HEALTH & FITNESS INC

By:
Name:
Title:

INVESTORS:

ICON PREFERRED HOLDINGS, L.P.

By:
Name:
Title:

LC9 CONNECTED HOLDINGS, LP

By:
Name:
Title:

GS ICON LLC

By:
Name:
Title:

SW ICON LLC

By:
Name:
Title:

BG ICON LLC

By:
Name:
Title:

[Signature Page to Omnibus Agreement]

By:
Gary E. Stevenson, individually

By:
Scott R. Watterson, individually

By:
Robert C. Gay

By:
Wen-Chung Ko

EXHIBIT A

Illustrative Payment Calculations

See attached.

EXHIBIT B

Form of 2021 Convertible Note A

See attached.

EXHIBIT C

Form of 2021 Convertible Note B

See attached.

EXHIBIT D

Form of 2021 Convertible Note C

See attached.

EXHIBIT E

Stapling Language in Company COI

3.7: Stapling. Transfer of the shares of Common Stock received by LC9 Connected Holdings LP, a Delaware limited partnership (“L Catterton”), pursuant to Section 1.1(e) of the Omnibus Investor Agreement, dated as of September 27, 2021 by and among L Catterton, Icon Preferred Holdings, L.P. (“Pamplona”), the Corporation and the other parties thereto (the “Omnibus Agreement”) shall be transferable to a transferee only if transferred in the manner set forth in Section [ ] of the Company Bylaws, and any purported transfer that is not made in such manner shall be void ab initio and of no effect. Transfer of the shares of Common Stock received by Pamplona pursuant to Section 1.1(e) of the Omnibus Agreement shall be transferable to a transferee only if transferred in the manner set forth in Section [ ] of the Company Bylaws, and any purported transfer that is not made in such manner shall be void ab initio and of no effect. It is the intention of the Corporation that for so long as a share of Common Stock is required to be transferred in the manner set forth in [Section [ ] of [the Company Bylaws] (as such [Company Bylaws] exist as of the date hereof) shall be treated for U.S. federal income tax purposes as a single integrated security that constitutes stock and this Section 3.7 shall be interpreted in a manner consistent therewith.

Stapling Language in Bylaws of the Company

[ ]. In accordance with [Section 3.7 of the Company COI], the shares of Common Stock received by LC9 Connected Holdings LP, a Delaware limited partnership (“L Catterton”), pursuant to Section 1.1(e) of the Omnibus Investor Agreement, dated as of September 27, 2021 by and among L Catterton, Icon Preferred Holdings, L.P. (“Pamplona”), the Corporation and the other parties thereto (the “Omnibus Agreement”) shall be transferable to a transferee only if transferred together with a proportionate principal amount of the 2021 IPO Convertible Note B (as defined in the Omnibus Investor Agreement) issued to L Catterton and a proportionate amount of any shares of Common Stock into which such 2021 Convertible Note B has been converted and any attempted transfer of such shares of Common Stock without a transfer of the proportional portion of the 2021 IPO Convertible Note B and a proportionate amount of any shares of Common Stock into which such 2021 Convertible Note B has been converted shall be void ab initio and of no effect.    The shares of Common Stock received by Pamplona pursuant to Section 1.1(e) of the Omnibus Agreement shall be transferable to a transferee only if transferred together with a proportionate principal amount of the 2021 IPO Convertible Note B (as defined in the Omnibus Investor Agreement) issued to Pamplona and a proportionate amount of any shares of Common Stock into which such 2021 Convertible Note B has been converted and any attempted transfer of such shares of Common Stock without a transfer of the proportional portion of the 2021 IPO Convertible Note B and a proportionate amount of any shares of Common Stock into which such 2021 Convertible Note B has been converted shall be void ab initio and of no effect. It is the intention of the Corporation that for so long as a share of Common Stock is required to be transferred with a proportionate amount of a 2021 IPO Convertible Note B and shares of Common Stock into which such 2021 IPO Convertible Note has been converted, such share of Common Stock and such principal amount of the 2021 IPO Convertible Note B and shares into which such 2021 IPO Convertible Note B have been converted shall be treated for U.S. federal income tax purposes as a single integrated security that constitutes stock and this Section [] shall be interpreted in a manner consistent therewith.

EXHIBIT F

Board Right Language

Section 2.6: Quorum; Vote Required for Action. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, at all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, each direct present shall cast a single vote and a vote equal to a majority of the votes of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 2.12: Fractional Voting. The member of the Board nominated by the Board Rights Holder (as such term is defined in the Corporation’s 7.0% Note due [    ], 2027 issued to Icon Preferred Holdings, L.P. under the Omnibus Investor Agreement dated as of September 27, 2021 (the “Omnibus Investor Agreement”) by and among Icon Preferred Holdings, L.P., LC9 Connected Holdings, LP, a Delaware limited partnership, the Corporation and others in respect of the Pamplona Note IPO Entitlement Amount (as defined in the Omnibus Investor Agreement)) shall (i) at any time when the Board has fewer than eleven (11) members, cast a fraction (rounded down to the nearest tenth of a vote) of a vote on any action of the Board (whether under the Certificate of Incorporation, these Bylaws, the Delaware General Corporation Law or otherwise), whether taken at a meeting of the Board or by written consent of the Board, such that the number of votes that may be cast by such member does not exceed nine percent (9%) of the total number of votes that may be cast by all of the members of the Board at such time and (ii) in the case of matters of a committee of the Board that includes such member, cast a fraction (rounded down to the nearest tenth of a vote) of a vote on any action of such committee (whether taken under the Certificate of Incorporation, these Bylaws, the Delaware General Corporation Law or otherwise), whether taken at a meeting of such committee or by written consent of such committee, such that the number of votes that may be cast by such member does not exceed nine percent (9%) of the total number of votes that may be cast by all of the members of such committee at such time.

EXHIBIT G

Form of Registration Rights Agreement

See attached.

EXHIBIT H

Illustrative Closing Allocation Schedule

See attached.